    Press Release

UGI Reports Fiscal 2023 Results
Issues Fiscal 2024 Guidance
November 16, 2023

VALLEY FORGE, PA - UGI Corporation (NYSE: UGI) reported financial results for the fiscal year ended September 30, 2023 and provided guidance for fiscal year 2024.

HEADLINES

•GAAP net loss of $(1,502) million and adjusted net income of $613 million compared to GAAP net income of $1,073 million and adjusted net income of $626 million in the prior year.
•GAAP diluted (loss) earnings per share (“EPS”) of $(7.16) and adjusted diluted EPS of $2.84 compared to GAAP diluted EPS of $4.97 and adjusted diluted EPS of $2.90 in the prior year.
•Reportable segments earnings before interest expense and income tax1    ("EBIT") of $1,158 million compared to $1,166 million in the prior year.
•Available liquidity of approximately $1.6 billion.
•Issued fiscal 2024 adjusted diluted EPS guidance range of $2.70 - $3.002.

STRATEGIC ACCOMPLISHMENTS

•Record earnings at the Utilities and Midstream & Marketing segments, led by higher gas utility base rates, benefits from the weather normalization adjustment mechanism at the PA Gas Utility, and incremental earnings from the prior year acquisitions of UGI Moraine East and Pennant.
•Deployed a significant level of capital ($563 million) and added ~13,000 residential and commercial heating customers at the Utilities.
•In conjunction with our strategy to improve earnings stability, we divested the energy marketing businesses in the UK and Belgium during the fiscal year. In October 2023, the Company also completed the sale of substantially all of the energy marketing portfolio in France.
•Committed over $500 million to renewable energy projects to date, and completed construction of two previously announced RNG projects in upstate New York, Allen Farms and El-Vi, which have the capacity to produce 140 million cubic feet of RNG annually.
•Paid dividends for the 139th consecutive year, delivering a 10-year compound average growth rate of 7%.

Roger Perreault, President and Chief Executive Officer of UGI Corporation said, “While fiscal 2023 was a challenging year, we were pleased to deliver adjusted diluted EPS of $2.84 which was largely attributable to record earnings in both our Utilities and Midstream & Marketing segments as well as benefits from actions taken to alleviate volume and cost-related pressures in the Global LPG businesses. I would like to recognize our employees for their dedication to safely serving our customers while navigating this dynamic environment.

With fiscal 2024 underway, we are intently focused on the previously announced strategic actions to improve earnings reliability and strengthen the balance sheet. These actions include the re-alignment of our capital allocation plan, measures to reduce and optimize our cost structure, and the strategic review of the LPG businesses. Our priorities for deploying cash are maintaining dividends, strengthening the balance sheet, and investing capital in our regulated utilities. In addition, we continue to assess opportunities for share repurchases and other growth investments in natural gas in the future. We remain confident that UGI has a robust portfolio, with high-quality assets, which supports sustainable long-term value creation for its shareholders."
2024 OUTLOOK
UGI provides an adjusted EPS guidance range of $2.70 - $3.002 per diluted share for the fiscal year ending September 30, 2024. This guidance range assumes normal weather and the current tax regime.

EARNINGS CALL and WEBCAST
UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss fiscal 2023 earnings and other current activities at 9:00 AM ET on Friday, November 17, 2023. Interested parties may listen to the audio webcast both live and in replay on the Internet at https://www.ugicorp.com/investors/financial-reports/presentations or by visiting the company website https://www.ugicorp.com and clicking on Investors and then Presentations. A replay of the webcast will be available after the event through to 11:59 PM ET November 16, 2024.

CONTACT INVESTOR RELATIONS
Tel: +1 610-337-1000
Tameka Morris, ext. 6297
Arnab Mukherjee, ext. 7498
Shelly Oates, ext. 3202

ABOUT UGI
UGI Corporation (NYSE: UGI) is a distributor and marketer of energy products and services in the US and Europe. UGI offers safe, reliable, affordable, and sustainable energy solutions to customers through its subsidiaries, which provide natural gas transmission and distribution, electric generation and distribution, midstream services, propane distribution, renewable natural gas generation, distribution and marketing, and energy marketing services.

Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.

USE OF NON-GAAP MEASURES
Management uses “adjusted net income attributable to UGI Corporation” and "adjusted diluted earnings per share," both of which are non-GAAP financial measures, when evaluating UGI's overall performance. Management believes that these non-GAAP measures provide meaningful information to investors about UGI’s performance because they eliminate the impacts of (1) gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions and (2) other significant discrete items that can affect the comparison of period-over-period results. Volatility in net income attributable to UGI can occur as a result of gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions but included in earnings in accordance with U.S. generally accepted accounting principles ("GAAP").

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures.

Tables on the last page of this press release reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to above.

1Reportable segments' EBIT represents an aggregate of our reportable operating segment level EBIT as determined in accordance with GAAP.

2Because we are unable to predict certain potentially material items affecting diluted earnings per share on a GAAP basis, principally mark-to-market gains and losses on commodity and certain foreign currency derivative instruments we cannot reconcile the fiscal year 2024 adjusted diluted earnings per share, a non-GAAP measure, to diluted earnings per share, the most directly comparable GAAP measure, in reliance on the “unreasonable efforts” exception set forth in SEC rules.

USE OF FORWARD-LOOKING STATEMENTS
This press release contains statements, estimates and projections that are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended). Such statements use forward-looking words such as “believe,” “plan,” “anticipate,” “continue,” “estimate,” “expect,” “may,” or other similar words and terms of similar meaning, although not all forward-looking statements contain such words. These statements discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future. Management believes that these are reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control; accordingly, there is no assurance that results will be realized. You should read UGI’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for a more extensive list of factors that could affect results. We undertake no obligation (and expressly disclaim any obligation) to update publicly any forward-looking statement, whether as a result of new information or future events, except as required by the federal securities laws. Among them are adverse weather conditions (including increasingly uncertain weather patterns due to climate change) resulting in reduced demand, the seasonal nature of our business, and disruptions in our operations and supply chain; cost volatility and availability of energy products, including propane and other LPG, natural gas, and electricity, as well as the availability of LPG cylinders, and the capacity to transport product to our customers; changes in domestic and foreign laws and regulations, including safety, health, tax, transportation, consumer protection, data privacy, accounting, and environmental matters, such as regulatory responses to climate change; the inability to timely recover costs through utility rate proceedings; increased customer conservation measures due to high energy prices and improvements in energy efficiency and technology resulting in reduced demand; adverse labor relations and our ability to address existing or potential workforce shortages; the impact of pending and future legal or regulatory proceedings, inquiries or investigations; competitive pressures from the same and alternative energy sources; failure to acquire new customers or retain current customers, thereby reducing or limiting any increase in revenues; liability for environmental claims; customer, counterparty, supplier, or vendor defaults; liability for uninsured claims and for claims in excess of insurance coverage, including those for personal injury and property damage arising from explosions, acts of war, terrorism, natural disasters, pandemics and other catastrophic events that may result from operating hazards and risks incidental to generating and distributing electricity and transporting, storing and distributing natural gas and LPG in all forms; transmission or distribution system service interruptions; political, regulatory and economic conditions in the United States, Europe and other foreign countries, including uncertainties related to the war between Russia and Ukraine, the conflict in the Middle East, the European energy crisis, and foreign currency exchange rate fluctuations (particularly the euro); credit and capital market conditions, including reduced access to capital markets and interest rate fluctuations; changes in commodity market prices resulting in significantly higher cash collateral requirements; impacts of our indebtedness and the restrictive covenants in our debt agreements; reduced distributions from subsidiaries impacting the ability to pay dividends or service debt; changes in Marcellus and Utica Shale gas production; the success of our strategic initiatives and investments intended to advance our business strategy; our ability to successfully integrate acquired businesses and achieve anticipated synergies; the interruption, disruption, failure, malfunction, or breach of our information technology systems, and those of our third-party vendors or service providers, including due to cyber-attack; the inability to complete pending or future energy infrastructure projects; our ability to attract, develop, retain and engage key employees; uncertainties related to global pandemics; the impact of a material impairment of our assets; the impact of proposed or future tax legislation; the impact of declines in the stock market or bond market, and a low interest rate environment, on our pension liability; our ability to protect our intellectual property; our ability to overcome supply chain issues that may result in delays or shortages in, as well as increased costs of, equipment, materials or other resources that are critical to our business operations; and our ability to control operating costs and realize cost savings.

SEGMENT RESULTS ($ in millions, except where otherwise indicated)
Utilities

For the year ended September 30,	2023	2022	Increase (Decrease)
Revenues	$1,854	$1,620	$234	14%
Total margin (a)	$877	$801	$76	9%
Operating and administrative expenses	$368	$332	$36	11%
Operating income	$357	$327	$30	9%
Earnings before interest expense and income taxes	$365	$336	$29	9%

Natural gas system throughput - billions of cubic feet
Core market	96	100	(4)	(4)%
Total	375	363	12	3%
Natural gas heating degree days - % warmer than normal	(11.7)%	(7.5)%
Capital expenditures	$563	$562	$1	—%
•Temperatures were 12% warmer than normal and 5% warmer than the prior-year period.
•Core market throughput decreased 4% due to warmer weather, partially offset by customer growth.
•Total margin increased $76 million primarily due to the increase in our PA Gas Utility base rates that went into effect at the end of October 2022 and benefits from the weather normalization rider in our PA Gas Utility which largely offset the effects of warmer weather.
•Operating and administrative expenses increased $36 million largely due to an increase in uncollectible accounts expense, contract labor costs and personnel-related expenses.
•Operating income increased $30 million compared to the prior year, largely reflecting the higher total margin, partially offset by higher operating and administrative expenses and higher depreciation expense ($8 million) which reflects the effects of continued distribution system capital expenditure activity.
(a) Total margin represents total revenue less total cost of sales. In the case of the Utilities, total margin is also reduced by certain revenue-related taxes.

Midstream & Marketing

For the year ended September 30,	2023	2022	Increase (Decrease)
Revenues	$1,847	$2,326	$(479)	(21)%
Total margin (a)	$487	$450	$37	8%
Operating and administrative expenses	$133	$129	$4	3%
Operating income	$285	$246	$39	16%
Earnings before interest expense and income taxes	$291	$269	$22	8%

Heating degree days - % (warmer) than normal	(11.0)%	(8.1)%
Capital expenditures	$130	$38	$92	242%

•Temperatures were 11% warmer than normal and 6% warmer than the prior-year period.

•Total margin increased $37 million reflecting increased margins from natural gas gathering and processing activities ($49 million), largely due to the prior year acquisitions of UGI Moraine East and Pennant. These increases were partially offset by lower margin from natural gas marketing activities ($8 million), including the effects of peaking and capacity management activities, where the business benefited from the positive impact of settlement timing of certain multi-year commodity storage hedge contracts in the prior year.

•Operating income increased $39 million compared to the prior year reflecting higher total margin and farm-out revenue, partially offset by higher depreciation and amortization expense ($7 million) and higher operating and administrative expense ($4 million).

•EBIT increased $22 million due to an increase in operating income, partially offset by lower income from equity method investments following the acquisition of the remaining interest in Pennant in the fourth quarter of the prior year.

UGI International

For the year ended September 30,	2023	2022	Increase (Decrease)
Revenues	$2,965	$3,686	$(721)	(20)%
Total margin (a)	$920	$935	$(15)	(2)%
Operating and administrative expenses	$623	$611	$12	2%
Operating income	$215	$237	$(22)	(9)%
Earnings before interest expense and income taxes	$234	$254	$(20)	(8)%

LPG retail gallons sold (millions)	729	799	(70)	(9)%
Heating degree days - % warmer than normal	(10.5)%	(2.6)%
Capital expenditures	$129	$107	$22	21%
Base-currency results are translated into U.S. dollars based upon exchange rates experienced during the reporting periods. The functional currency of a significant portion of our UGI International results is the euro and, to a much lesser extent, the British pound sterling. During fiscal 2023 and fiscal 2022, the average unweighted euro-to-dollar translation rates were $1.07 and $1.08, respectively, and the average unweighted British pound sterling-to-dollar translation rate were $1.23 and $1.28, respectively.
•Temperatures were 11% warmer than normal and 8% warmer than the prior-year period.
•Retail volume decreased 9% primarily due to the effect of energy conservation efforts across Europe largely due to high global energy prices and the war between Russia and Ukraine, as well as warmer weather.
•Total margin decreased $15 million reflecting lower retail volume and the translation effects of the weaker foreign currencies ($27 million), partially offset by higher LPG unit margins and increased total margin from energy marketing operations ($29 million).
•Operating and administrative expenses increased $12 million reflecting the impact of the global inflationary cost environment, partially offset by lower distribution and personnel-related costs and the translation effects of the weaker foreign currencies ($11 million).
•Operating income decreased $22 million due to lower total margin, higher operating and administrative expenses, and lower gain from asset sales ($11 million), partially offset by increased foreign currency transaction gains ($12 million) and higher income from cylinder deposits ($5 million).

AmeriGas Propane

For the year ended September 30,	2023	2022	Increase (Decrease)
Revenues	$2,581	$2,943	$(362)	(12)%
Total margin (a)	$1,331	$1,330	$1	—%
Operating and administrative expenses	$950	$889	$61	7%
Operating income / earnings before interest expense and income taxes	$268	$307	$(39)	(13)%

Retail gallons sold (millions)	823	888	(65)	(7)%
Heating degree days - % colder (warmer) than normal	0.5%	(0.8)%
Capital expenditures	$134	$128	$6	5%
•Retail gallons sold decreased 7% largely due to continued shortage of drivers, which also limited growth, as well as the continuation of customer attrition, and structural conservation.
•Total margin increased $1 million reflecting higher average propane margins including effective margin management efforts, largely offset by lower retail volumes sold.
•Operating and administrative expenses increased $61 million reflecting, among other things, vehicle expenses, staffing, overtime and employee-related costs associated with distribution activity, and advertising expenses.
•Operating income and EBIT decreased $39 million reflecting higher operating and administrative expenses, partially offset by an increase in other income ($21 million) largely related to gains on asset sales.

REPORT OF EARNINGS - UGI CORPORATION

(Millions of dollars, except per share) Unaudited	Three Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Utilities	$210	$220	$1,854	$1,620
Midstream & Marketing	261	595	1,847	2,326
UGI International	529	675	2,965	3,686
AmeriGas Propane	434	520	2,581	2,943
Corporate & Other (a)	(30)	(76)	(319)	(469)
Total revenues	$1,404	$1,934	$8,928	$10,106
Earnings (loss) before interest expense and income taxes:
Utilities	$(2)	$4	$365	$336
Midstream & Marketing	38	53	291	269
UGI International	18	26	234	254
AmeriGas Propane	28	4	268	307
Total reportable segments	82	87	1,158	1,166
Corporate & Other (a)	173	268	(2,616)	550
Total earnings (loss) before interest expense and income taxes	255	355	(1,458)	1,716
Interest expense:
Utilities	(20)	(18)	(82)	(65)
Midstream & Marketing	(12)	(10)	(45)	(41)
UGI International	(11)	(6)	(37)	(28)
AmeriGas Propane	(41)	(40)	(163)	(160)
Corporate & Other, net (a)	(14)	(10)	(52)	(35)
Total interest expense	(98)	(84)	(379)	(329)
Income (loss) before income taxes	157	271	(1,837)	1,387
Income tax (expense ) benefit (b)	(26)	(28)	335	(313)
Net income (loss) including noncontrolling interests	131	243	(1,502)	1,074
Add net loss (deduct net income) attributable to noncontrolling interests	—	1	—	(1)
Net income (loss) attributable to UGI Corporation	$131	$244	$(1,502)	$1,073
Earnings (loss) per share attributable to UGI Corporation shareholders:
Basic	$0.62	$1.16	$(7.16)	$5.11
Diluted	$0.61	$1.13	$(7.16)	$4.97
Weighted Average common shares outstanding (thousands):
Basic	209,767	209,765	209,806	209,940
Diluted	215,625	215,371	209,806	215,821
Supplemental information:
Net income (loss) attributable to UGI Corporation:
Utilities	(15)	(10)	219	206
Midstream & Marketing	28	31	193	163
UGI International	22	14	172	175
AmeriGas Propane	$(16)	$(23)	$71	$112
Corporate & Other (a)	112	232	(2,157)	417
Total net income (loss) attributable to UGI Corporation	$131	$244	$(1,502)	$1,073
(a)Corporate & Other includes specific items attributable to our reportable segments that are not included in profit measures used by our chief operating decision maker in assessing our reportable segments' performance or allocating resources. These specific items are shown in the section titled "Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share" below. Corporate & Other also includes the elimination of certain intercompany transactions.
(b)Income tax expense for the twelve months ended September 30, 2022 includes $20 million of income tax benefit from adjustments as a result of the changes in the Pennsylvania corporate income tax rates for future years, signed into law in July 2022.

Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share
(unaudited)

The following tables reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and reconcile diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to previously:

Fiscal Year Ended September 30,	2023	2022
Adjusted net (loss) income attributable to UGI Corporation (millions):
Net (loss) income attributable to UGI Corporation	$(1,502)	$1,073
Net losses (gains) on commodity derivative instruments not associated with current-period transactions (net of tax of $(419) and $140, respectively)	1,225	(458)
Unrealized losses (gains) on foreign currency derivative instruments (net of tax of $(11) and $14, respectively)	27	(36)
Loss associated with impairment of AmeriGas Propane goodwill (net of tax of $4 and $0, respectively)	660	—
Business transformation expenses (net of tax of $(3) and $(2), respectively)	7	7
Acquisition and integration expenses associated with the Mountaineer Acquisition (net of tax of $0 and $(1), respectively)	—	1
Impairments of certain equity method investments (net of tax of $0 and $(13), respectively)	—	22
Impact of change in tax law	—	(19)
Loss on extinguishment of debt (net of tax of $(2) and $(3), respectively)	7	8
Restructuring costs (net of tax of $0 and $(8), respectively)	—	21
AmeriGas operations enhancement for growth project (net of tax of $(6) and $(2), respectively)	18	3
Costs associated with exit of the UGI International energy marketing business (net of tax of $(67) and $(1), respectively)	181	4
Net gain on sale of UGI headquarters building (net of tax of $4 and $0, respectively)	(10)	—
Total adjustments (1) (2)	2,115	(447)
Adjusted net income attributable to UGI Corporation	$613	$626

Adjusted diluted earnings per share:
UGI Corporation (loss) earnings per share - diluted (3)	$(7.16)	$4.97
Net losses (gains) on commodity derivative instruments not associated with current-period transactions	5.77	(2.11)
Unrealized losses (gains) on foreign currency derivative instruments	0.13	(0.17)
Business transformation expenses	0.03	0.03
Loss associated with impairment of AmeriGas Propane goodwill	3.14	—
Impairments of certain equity method investments	—	0.10
Impact of change in tax law	—	(0.09)
Loss on extinguishment of debt	0.03	0.03
Restructuring costs	—	0.10
AmeriGas operations enhancement for growth project	0.09	0.02
Cost associated with exit of the UGI International energy marketing business	0.86	0.02
Net gain on sale of UGI headquarters building	(0.05)	—
Total adjustments (1)	10.00	(2.07)
Adjusted diluted earnings per share (3)	$2.84	$2.90

(1)Corporate & Other includes certain adjustments made to our reporting segments in arriving at net income attributable to UGI Corporation. These adjustments have been excluded from the segment results to align with the measure used by our chief operating decision maker in assessing segment performance and allocating resources.
(2)Income taxes associated with pre-tax adjustments determined using statutory business unit tax rates.
(3)The loss per share for Fiscal 2023, was determined excluding the effect of 6.13 million dilutive shares as the impact of such shares would have been antidilutive due to the net loss for the period, while the adjusted earnings per share for Fiscal 2023, was determined based upon fully diluted shares of 215.94 million.